Exhibit 99.1

Relay Therapeutics Reports Third Quarter 2021 Financial Results and Recent Corporate Highlights

Cambridge, MA – November 10, 2021 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, today reported third quarter 2021 financial results.

“It’s been a very productive year at Relay Therapeutics. We have delivered on all of our key goals set out at our IPO in July 2020 and have proven our ability to effectively advance our clinical trials, having recently disclosed interim clinical data for RLY-4008. Not only do the clinical data validate our Dynamo™ platform and approach, but they also suggest RLY-4008 is a highly selective FGFR2 inhibitor that has the potential to address a significant unmet medical need,” said Sanjiv Patel, M.D., president and chief executive officer. “Our other programs continue to progress, with RLY-2608, the first of our PI3Kα franchise, on path to begin a first-in-human study in the first half of 2022. We will continue to focus on execution for the remainder of 2021 and into 2022, and are confident our recent financing will provide the capital needed to push multiple programs through the clinic while maintaining a robust preclinical pipeline.”

Recent Corporate Highlights

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Presented interim clinical data for RLY-4008 in a first-in-human trial in patients with FGFR2-altered cholangiocarcinoma and other solid tumors at the AACR-NCI-EORTC Molecular Targets Conference on October 8, 2021 that suggest RLY-4008 is a highly selective FGFR2 inhibitor demonstrating robust inhibition of FGFR2 regardless of alteration or tumor type while not being limited by off-target toxicities

o	Announced the Company anticipates selecting a once daily recommended Phase 2 dose and initiating expansion cohorts prior to the end of 2021
-	Shared preclinical data at the AACR-NCI-EORTC Molecular Targets Conference on October 7, 2021 that support RLY-2608 as the first known allosteric pan-mutant selective inhibitor of PI3Kα
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Additional preclinical data for RLY-2608 in combination with standard of care medicines, fulvestrant (estrogen receptor inhibitor) and/or abemaciclib (CDK 4/6 inhibitor), will be presented at the San Antonio Breast Cancer Symposium

o

Presentation Title: RLY-2608: the first allosteric mutant- and isoform-selective inhibitor of PI3Kα, is efficacious as a single agent and drives regressions in combination with standard of care therapies in PIK3CA mutant breast cancer models

o	Presentation Time: Poster Session 5, December 10, 2021, 7:00 a.m. – 8:30 a.m. CT

-	Successfully raised $402 million of gross proceeds in an underwritten follow-on public offering

Third Quarter 2021 Financial Results

Cash, Cash Equivalents and Investments: As of September 30, 2021, cash, cash equivalents and investments totaled approximately $616.5 million, which excludes the gross proceeds of $402 million from the Company’s recent public offering, compared to $678.1 million as of December 31, 2020. The

Company expects its current cash and cash equivalents, together with the net proceeds from its recent public offering, will be sufficient to fund its current operating plan at least into 2025.

R&D Expenses: Research and development expenses were $45.0 million for the third quarter of 2021, as compared to $24.4 million for the third quarter of 2020. The increase of $20.6 million was primarily due to $8.9 million related to pre-clinical development candidates and $9.6 million of additional employee related costs and expenses attributable to clinical development activities.

G&A Expenses: General and administrative expenses were $14.7 million for the third quarter of 2021, as compared to $12.2 million for the third quarter of 2020. The increase of $2.5 million was primarily due to $1.3 million of increased personnel costs and $0.7 million of other general and administrative expenses.

Net Loss: Net loss was $60.8 million for the third quarter of 2021, or a net loss per share of $0.66, as compared to a net loss of $36.1 million for the third quarter of 2020, or a net loss per share of $3.00.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicines company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. Relay Therapeutics is the first of a new breed of biotech created at the intersection of disparate technologies. Relay Therapeutics’ Dynamo™ platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of updates on the clinical development of the programs across Relay Therapeutics’ portfolio, including the timing of initiation of a first-in-human clinical trial of RLY-2608, the timing of selecting a once daily recommended Phase 2 dose and initiating expansion cohorts for RLY-4008 and the announcement of additional preclinical data of RLY-2608; potential therapeutic effects and clinical benefits of RLY-2608 and RLY-4008; expectations regarding Relay Therapeutics’ use of capital, expenses, future accumulated deficit and other financial results during 2021 and in the future, and Relay Therapeutics’ ability to fund operations at least into 2025. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy and future operations; the delay of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the results of its clinical trials may not be predictive of future results in connection with future clinical trials; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of Relay Therapeutics’ planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:
Pete Rahmer

Senior Vice President, Corporate Affairs and Investor Relations

617-322-0715

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$666	$—	$2,462	$—
Total revenue	666	—	2,462	—
Operating expenses:
Research and development expenses	$44,974	$24,376	$120,743	$67,739
In-process research and development expenses	—	—	123,000	—
Loss on initial consolidation of variable interest entity	—	—	11,855	—
Change in fair value of contingent consideration liability	2,000	—	2,000	—
General and administrative expenses	14,682	12,231	41,839	23,045
Total operating expenses	61,656	36,607	299,437	90,784
Loss from operations	(60,990)	(36,607)	(296,975)	(90,784)
Other income (expense):
Interest income	157	534	563	3,104
Other income (expense)	—	(5)	(4)	(8)
Total other income (expense), net	157	529	559	3,096
Net loss	$(60,833)	$(36,078)	$(296,416)	$(87,688)
Deemed dividend resulting from extinguishment upon modification of Series C preferred stock	—	(177,789)	—	(177,789)
Net loss attributable to common stockholders	$(60,833)	$(213,867)	$(296,416)	$(265,477)
Net loss per share, basic and diluted	$(0.66)	$(3.00)	$(3.20)	$(9.92)
Weighted average shares of common stock, basic and diluted	92,692,515	71,248,846	92,599,781	26,766,687
Other comprehensive (loss) income:
Unrealized holding (loss) gain	74	(455)	(54)	(149)
Total other comprehensive (loss) income	74	(455)	(54)	(149)
Total comprehensive loss	$(60,759)	$(36,533)	$(296,470)	$(87,837)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2021		December 31, 2020
Cash, cash equivalents and investments		$616,508		$678,061
Working capital (1)		610,742		756,468
Total assets		671,615		799,829
Total liabilities		100,527		36,536
Total stockholders’ equity		571,088		763,293
Restricted cash		2,578		878

(1)Working capital is defined as current assets less current liabilities.